Exhibit 10.1

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of March, 2017, by and between OUTFRONT Media Inc. (“OUTFRONT”), having an address at 405 Lexington Avenue, New York, New York 10174, and Richard Sauer (“Executive”), whose address is 61 East 86th Street, New York, NY 10028.

WITNESSETH

WHEREAS, OUTFRONT desires for Executive to continue serving as Executive Vice President, General Counsel and Corporate Secretary of OUTFRONT, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between OUTFRONT and Executive as follows:

1.Term. (a) OUTFRONT shall employ Executive, and Executive hereby accepts employment as OUTFRONT’s Executive Vice President, General Counsel and Corporate Secretary until one of the events stated in paragraph 1(b) occurs. The period during which Executive is employed by OUTFRONT shall be referred to herein as the “Term”. Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of OUTFRONT, and Executive or OUTFRONT may terminate Executive’s employment with OUTFRONT for any reason or no reason at any time.

(b)	The Term shall end upon the first to occur of any of the following events:

(i)	Executive’s death;

(ii)	OUTFRONT’s termination of Executive’s employment due to Executive’s Disability (as defined in paragraph 7);

(iii)	OUTFRONT’s termination of Executive’s employment for Cause (as defined in paragraph 8(a));

(iv)	a Termination Without Cause (as defined in paragraph 8(b));

(v)	a Termination For Good Reason (as defined in paragraph 8(b)); or

(vi)	Executive’s voluntary termination without Good Reason.
2.     Duties and Duty of Loyalty. (a) Executive agrees to devote his entire business time, attention and energies to the OUTFRONT business. Executive will be Executive Vice President, General Counsel and Corporate Secretary of OUTFRONT and Executive agrees to perform all duties reasonable and consistent with that office and related to the OUTFRONT business, as the Chief Executive Officer of OUTFRONT (the “CEO”) (or other individual designated by the CEO) may assign to Executive from time to time.

(b)
During the Term, Executive assumes a duty to perform the obligations of Executive’s position with OUTFRONT in a loyal and diligent manner, including, among other things, avoiding conflicts of interest (e.g., leveraging business relationships, contacts or other assets for any personal gain or advantage or the gain or advantage of any person or entity other than OUTFRONT) and promptly informing OUTFRONT of any business opportunities Executive has been offered and that may be of interest to OUTFRONT. Executive represents and agrees that it shall be a violation of the obligations of this Agreement to, among other things, engage in or prepare to engage in competitive activity while employed by OUTFRONT (e.g., to plan, coordinate or prepare to start to engage in any competitive activity). If Executive desires to engage in outside business activities during the scope of Executive’s employment with OUTFRONT, such activities must be fully disclosed in writing in advance to a member of OUTFRONT’s Legal Department so that OUTFRONT may evaluate whether such outside business activities violate the terms of this Agreement, with such evaluation and determination being made by OUTFRONT in its sole discretion. This paragraph shall not in any way limit any common law or statutory duties owed by Executive to OUTFRONT.

3.    Compensation.

(a)
Salary. For all the services rendered by Executive in any capacity under this Agreement, OUTFRONT agrees to pay Executive a base salary (“Salary”) at the rate of Five Hundred Seventy-Five Thousand Dollars ($575,000) per annum, less applicable deductions and withholding taxes, in accordance with OUTFRONT’s payroll practices as they may exist from time to time. During the Term, Executive’s Salary may be increased, and such increases, if any, shall be made at a time, and in an amount, that OUTFRONT shall determine in its sole discretion.

(b)	Bonus Compensation. Executive shall be eligible to receive annual bonus compensation (“Bonus”) during Executive’s employment with OUTFRONT under this Agreement, determined and payable as follows:

(i)
OUTFRONT agrees Executive shall be eligible to be considered for participation in OUTFRONT’s Executive Bonus Plan (the “EBP”), i.e., OUTFRONT’s current bonus plan, or any successor plans to the EBP. Executive shall have an annual bonus target equal to sixty-five percent (65%) of his Salary (“Target Bonus”). Since the EBP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the EBP, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of OUTFRONT (the “Board”), or the appropriate committee of such Board. The Bonus for any calendar year may be subject to proration for the portion of such calendar year that Executive was employed by OUTFRONT.

(ii)
Notwithstanding the foregoing, Executive’s Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by no later than March 15 of the year following the year in which the Bonus was considered earned.

(c)
During the Term, Executive shall be eligible to be considered for participation in the OUTFRONT Media Inc. Omnibus Stock Incentive Plan (the “LTIP”), or any successor plans to the LTIP, and shall be recommended for an annual grant with a Target Long-Term Incentive value equal to Six Hundred Thousand Dollars ($600,000). Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the LTIP, if any, shall be determined on an annual basis at the sole discretion of the Board, or the appropriate committee of such Board.

4.    Benefits. Executive shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other plans as OUTFRONT may have or establish from time to time in which similarly situated senior executives participate and in which Executive would be entitled to participate under the terms of the plan. This provision, however, shall not be construed to either require OUTFRONT to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.
5.    Business Expenses. During Executive’s employment under this Agreement, OUTFRONT shall reimburse Executive for such reasonable travel and other expenses incurred in the performance of Executive’s duties as are customarily reimbursed to OUTFRONT’s executives at comparable levels. Subject to paragraph 18, any such travel and other expenses shall be reimbursed by OUTFRONT as soon as practicable in accordance with its established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which Executive incurs the related expenses.
6.    Non-Competition, Confidential Information, Etc.
(a)    Non-Competition. Executive agrees that Executive’s employment with OUTFRONT is on an exclusive basis and that, while Executive is employed by OUTFRONT, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive further agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate in, whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business, division, operation or other activity of OUTFRONT or any of its subsidiaries (x) with respect to which Executive had any responsibility, involvement or supervision, (y) with respect to which Executive had access to any Confidential Information (as defined below) that could benefit such competitor’s business or harm OUTFRONT’s business or (z) where Executive would provide services of the same or similar nature as services performed by Executive for OUTFRONT, without the written consent of OUTFRONT, as applicable; provided, that this provision shall not prevent

Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during Executive’s employment with OUTFRONT and shall continue following the termination of Executive’s employment for any reason, including by expiration of the Term, for the lesser of (i) six (6) months or (ii) for so long as any payments are to be made to Executive pursuant to paragraph 8(c) of this Agreement, unless Executive requests and OUTFRONT accepts a written request pursuant to paragraph 6(j) of this Agreement, if any.
(b)    Confidential Information. Executive agrees that, during the Term and at any time thereafter, (i) Executive shall not use for any purpose or disclose to any third party, other than the duly authorized business of OUTFRONT, any information relating to OUTFRONT or any of its affiliated companies which is non-public, confidential or proprietary to OUTFRONT or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of his duties under this Agreement consistent with OUTFRONT’s policies); and (ii) Executive will comply with any and all confidentiality obligations of OUTFRONT to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (y) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than OUTFRONT or any of its affiliated companies (and any of their respective directors and senior officers).
(c)    No Solicitation. Executive agrees that, while employed by OUTFRONT and for the greater of: twelve (12) months thereafter or for so long as OUTFRONT is making any payments to Executive pursuant to paragraph 8(c), Executive shall not, directly or indirectly:

(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of OUTFRONT or any of its affiliated companies; or

(ii)
do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of its affiliated companies with any customer, employee, consultant or supplier.

Should OUTFRONT have reason to believe Executive is violating the terms of this paragraph 6(c), OUTFRONT may contact any individual(s) necessary to (A) determine the existence of a violation and (B) enforce this paragraph 6(c), without being deemed to have violated the confidentiality terms of any written agreement between Executive and OUTFRONT.

(d)    OUTFRONT Ownership. The results and proceeds of Executive’s services under this Agreement, including, without limitation, any works of authorship resulting from

Executive’s services during Executive’s employment with OUTFRONT and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and they shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner they determine in their sole discretion without any further payment to Executive. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to OUTFRONT and/or any of its affiliates under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of his right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and they shall have the right to use the work in perpetuity throughout the universe in any manner they determine in their sole discretion without any further payment to Executive. Executive shall, as may be requested by OUTFRONT from time to time, do any and all things which OUTFRONT may deem useful or desirable to establish or document OUTFRONT’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive hereby irrevocably designates the CEO or his designee as Executive’s attorney-in-fact with the power to execute such documents on Executive’s behalf. To the extent Executive has any rights in the results and proceeds of Executive’s services under this Agreement that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by OUTFRONT and/or any of its affiliates of any ownership rights to which they may be entitled by operation of law by virtue of being Executive’s employer.

(e)	Litigation.

(i)
Executive agrees that during the Term, and for the greater of: (i) twelve (12) months thereafter; or (ii) during the pendency of any litigation or other proceeding, (x) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors), except to the extent necessary in the performance of Executive’s duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving OUTFRONT, or any of OUTFRONT’s affiliated companies, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to OUTFRONT or its counsel; and (y) in the event that any other party attempts to obtain information or documents from Executive with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify OUTFRONT’s counsel before providing any information or documents.

(ii)
Executive agrees to cooperate with OUTFRONT and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to OUTFRONT’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, OUTFRONT will (x) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (y) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses within sixty (60) calendar days following the date on which OUTFRONT receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the year following the year in which Executive incurs the related expenses.

(iii)
Executive agrees that during the Term and at any time thereafter, to the fullest extent permitted by law, Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves OUTFRONT or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by OUTFRONT or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the CEO.

(iv)
Notwithstanding the foregoing, this Agreement shall not preclude Executive from participating in any governmental investigation of OUTFRONT, and Executive is not obligated under this Agreement to provide any notice to OUTFRONT regarding Executive’s participation in any governmental investigation of OUTFRONT.

(f)    No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by OUTFRONT, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning OUTFRONT or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.
(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with OUTFRONT shall remain the exclusive property of OUTFRONT. In the event of the termination of Executive’s employment for any reason, OUTFRONT reserves the right, to the extent permitted by law and in addition to any other remedy OUTFRONT may have, to deduct from any monies otherwise payable to Executive the following: (i) all amounts Executive may owe to OUTFRONT or any of its affiliated companies at the time of or subsequent to the termination of Executive’s employment with OUTFRONT; and (ii) the value of OUTFRONT’s property which Executive retains in Executive’s possession after the termination of Executive’s employment with OUTFRONT. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this paragraph 6(g) to the contrary, OUTFRONT will not exercise such right to deduct from any monies otherwise payable to Executive to the extent such offset would be a violation of Section 409A of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (“Section 409A”).
(h)    Non-Disparagement. Executive agrees that, during the Term and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of OUTFRONT or any of OUTFRONT’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of OUTFRONT or any of OUTFRONT’s affiliated companies or any of their respective directors or senior officers or employees.
(i)    Injunctive Relief. OUTFRONT has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to OUTFRONT, and, accordingly, OUTFRONT may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to OUTFRONT, and Executive hereby consents and agrees to personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
(j)    Survival; Modification of Terms. Executive’s obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of Executive’s employment under this Agreement for any reason or the expiration of the Term; provided, however, that Executive’s obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (x) OUTFRONT terminates Executive’s employment without Cause and (y) Executive provides OUTFRONT a written notice indicating Executive’s desire to waive his right to receive, or to continue to receive, termination payments and benefits under paragraphs 8(c)(i) through (iv) and (z) OUTFRONT notifies Executive that it has, in its sole discretion, accepted Executive’s request. Executive and OUTFRONT agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is Executive’s intention and the intention of OUTFRONT that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. Executive acknowledges that OUTFRONT conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “OUTFRONT” name. To that end, Executive further acknowledges that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of OUTFRONT and its affiliated companies.
7.    Disability. In the event that Executive becomes “disabled” within the meaning of such term under the OUTFRONT’s Short-Term Disability (“STD”) program and its Long-Term

Disability (“LTD”) program while employed during the Term (such condition is referred to as a “Disability”), Executive will be considered to have experienced a termination of employment with OUTFRONT and its subsidiaries as of the date Executive first becomes eligible to receive benefits under the LTD program in which OUTFRONT’s senior executives are eligible to participate or, if Executive does not become eligible to receive benefits under such OUTFRONT LTD program, Executive has not returned to work by the six (6) month anniversary of Executive’s Disability onset date. Except as provided in this paragraph 7, if Executive becomes Disabled while employed during the Term, Executive will exclusively receive compensation under the STD program in accordance with its terms. Thereafter, Executive will be eligible to receive benefits under the LTD program in accordance with its terms. If Executive has not returned to work by December 31st of a calendar year during the Term, Executive will receive bonus compensation for the calendar year(s) during the Term in which Executive receives compensation under the STD program, determined as follows:

(i)
for the portion of the calendar year from January 1st until the date on which Executive first receives compensation under the STD program, bonus compensation shall be determined in accordance with the EBP (i.e., based upon the OUTFRONT’s achievement of its goals and OUTFRONT’s good faith estimate of Executive’ achievement of Executive’s personal goals) and prorated for such period; and

(ii)
for any subsequent portion of that calendar year and any portion of the following calendar year in which Executive receives compensation under the STD program, bonus compensation shall be in an amount equal to Executive’s Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. Executive will not receive bonus compensation for any portion of the calendar year(s) during the Term while Executive receives benefits under the LTD program. For the periods that Executive receives compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b).

8.    Termination.
(a)    Termination for Cause. OUTFRONT may, at its option, terminate Executive’s employment under this Agreement forthwith for Cause and OUTFRONT thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Executive’s Salary or Bonus or provide benefits. “Cause” shall mean: (i) dishonesty; (ii) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (iii) willful unauthorized disclosure of Confidential Information; (iv) Executive’s failure to obey a material lawful directive that is appropriate to Executive’s position from an executive(s) in Executive’s reporting line; (v) Executive’s failure to comply with the written policies of OUTFRONT, including OUTFRONT’s Code of Conduct or successor conduct statement as they apply from time to time; (vi) Executive’s material breach of this Agreement (including any representations herein); (vii) Executive’s failure (except in the event of his Disability) or refusal to substantially perform Executive’s material obligations under this Agreement; (viii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; (ix) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring Executive to public disrepute, scandal or ridicule or reflect unfavorably upon any of OUTFRONT’s businesses or those who conduct business with OUTFRONT and its affiliated entities; or (x) during the Term, Executive terminating Executive’s employment for any reason other than due to Executive’s death or Disability. OUTFRONT will give Executive written notice prior to terminating Executive’s employment pursuant to (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a); provided, however, that, if OUTFRONT reasonably expects irreparable injury from a delay of ten (10) business days, OUTFRONT may give him notice of such shorter period within which to cure as is reasonable under the circumstances.
(b)    Termination Without Cause or Termination For Good Reason. (i) OUTFRONT may terminate Executive’s employment under this Agreement without Cause at any time during the Term by giving written notice to Executive (“Termination Without Cause”). In addition, Executive may terminate Executive’s employment under this Agreement for Good Reason (as defined below) at any time during the Term by written notice of termination to OUTFRONT given no more than sixty (60) days after Executive first learns of the event constituting Good Reason (“Termination For Good Reason”). Such notice shall state an effective termination date that is not earlier than thirty (30) days and not later than sixty (60) days after the date it is given to OUTFRONT, provided that OUTFRONT may set an earlier effective date for Executive’s termination at any time after receipt of Executive’s notice.

(ii)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent (other than in connection with the termination or suspension of Executive’s employment or duties for Cause or in connection with Executive’s physical and mental incapacity): (A) a material reduction in Executive’s Salary or Bonus Target percentage in effect prior to such reduction; (B) a material reduction in Executive’s positions, titles, authorities, duties or responsibilities from those in effect immediately prior to such reduction; (C) without Executive’s prior consent, the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s authorities, duties or responsibilities as they shall exist on the Effective Date or that materially impair Executive’s ability to function as Chief Financial Officer of OUTFRONT; (D) the material breach by OUTFRONT of any of its obligations under this Agreement or any other agreement between it and Executive; or (E) the requirement that Executive relocate more than a 50 mile radius outside the Borough of Manhattan. OUTFRONT shall have thirty (30) days from the receipt of Executive’s notice within which to cure and in the event of such cure Executive’s notice shall be of no further force or effect. If no cure is effected, Executive’s termination will be effective as of the date specified in Executive’s written notice to OUTFRONT or such earlier effective date set by OUTFRONT following receipt of Executive’s notice.
(c)    Termination Payments/Benefits. In the event that Executive’s employment terminates under paragraph 8(b), or, with respect to clause (v) below, as a result of death or Disability, during the Term hereof, subject to paragraph 18, Executive shall thereafter receive, less applicable withholding taxes, (x) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which Executive is terminated, any business expense reimbursements incurred but not yet approved and/or paid and such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), payable within thirty (30) days following Executive’s termination date, and (y) subject to Executive’s compliance with paragraph 8(f) hereunder, the following payments and benefits:

(i)
a severance amount equal to twelve (12) months of Executive’s then current base Salary described in paragraph 3(a), payable in accordance with OUTFRONT’s then effective payroll practices (the “Severance Payment”);

(ii)
a prorated bonus for that portion of the year of such termination during which Executive actively rendered services, paid in accordance with the EBP (the “Pro-Rata Bonus”). The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by March 15 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines; and

(iii)
to the extent that the Termination Without Cause or Termination for Good Reason is considered a “separation from service” within the meaning of Section 409A, and which results in Executive’s loss of eligibility for medical and/or dental benefits under OUTFRONT’s then effective benefit plans, Executive shall be eligible for continued coverage under the existing plans applicable to Executive and/or continued medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. section 1161 et seq. (“COBRA”) until the earlier of (A) the date that is twelve (12) months from the date of Executive’s termination, or (B) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. If Executive elects to continue Executive’s coverage under OUTFRONT’s medical and/or dental plans under COBRA, and if Executive signs the release described in paragraph 8(f) hereof, OUTFRONT will provide Executive’s coverage at no cost for a time period up to twelve (12) months (assuming Executive does not become covered under another group plan sooner). Any COBRA coverage beyond this time period will be at Executive’s own cost. The amount OUTFRONT will pay for continued medical and/ or dental COBRA coverage following Executive’s Termination Without Cause or Termination for Good Reason, if any, will be treated as taxable income and will be reported on a Form W-2, and OUTFRONT may withhold taxes from Executive’s compensation for this purpose. The parties agree that, consistent with the provisions of Section 409A, the following in-kind benefit rules shall also apply: (x) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits, if any, provided to Executive in any other calendar year; and (y) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv)
Life Insurance: life insurance coverage until the end of the Term pursuant to OUTFRONT’s then current policy in effect on the date of termination in the amount then furnished to employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to Executive at no cost by a third party employer).

(v)
Equity Vesting: all outstanding equity awards granted to Executive on or after the date of the Executive’s 2017 equity award in connection with Executive’s employment with OUTFRONT shall accelerate and vest immediately in full on the date of Executive’s termination of employment and be settled as soon as administratively feasible (but no later than ten (10) business days thereafter); provided, however, that with respect to awards that remain subject to performance-based vesting conditions on Executive’s termination date, in the event, and limited to the extent, that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such award under Section 162(m) of the Internal Revenue Code of 1986, as amended, such awards shall vest if and to the extent the Compensation Committee of the Board certifies that a level of the performance goal relating to such awards have been met, or, if later, the Release Effective Date (as defined in paragraph 8(f)), and shall be settled within ten (10) business days thereafter; provided, further, that with respect to awards that remain subject to performance-based vesting conditions on Executive’s termination date, in the event and to the extent that compliance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, is not required in order to ensure the deductibility of any such award, such award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.

Executive shall not be required to mitigate the amount of the Severance Payment or other severance benefits by seeking other employment. The Severance Payment is in lieu of any other severance or income continuation or protection under any OUTFRONT plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in this paragraph 8(c)).

Each payment under this paragraph 8(c) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payment under this paragraph 8(c) that is not made during the period following Executive’s Termination Without Cause or Termination For Good Reason because Executive has not executed the release described in paragraph 8(f), shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Effective Date (as defined in paragraph 8(f)); provided that Executive executes and does not revoke the release in accordance with the requirements of paragraph 8(f). Notwithstanding the foregoing, in the event that Executive is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures adopted by OUTFRONT) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Section 409A (a “409A Termination”) and if any portion of Executive’s base Salary or Pro-Rata Bonus that would be paid to Executive (for Termination Without Cause or Termination For Good Reason) during the six-month period following such 409A Termination constitutes deferred compensation (within the meaning of Section 409A), such portion shall be paid to Executive on the earlier of (A) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (B) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in the prior sentence, and remaining payments of base Salary and/or Pro-Rata Bonus, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s base Salary on regular payroll dates commencing with the payroll date that follows the Permissible Payment Date and by payment of any Pro-Rata Bonus on the first payroll date that follows the Permissible Payment Date.
(d)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(c) with respect to medical and dental benefits and life insurance), participation in all OUTFRONT benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of Executive’s employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights he may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of Executive’s employment, Executive’s rights under the LTIP shall be governed by the terms of the LTIP award agreements or certificates and the applicable LTIP plan(s) and this Agreement.
(e)    Resignation from Official Positions. If Executive’s employment with OUTFRONT terminates for any reason, Executive shall be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with OUTFRONT or any of its affiliated companies and all board seats or other positions in other entities Executive held on behalf of OUTFRONT, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by OUTFRONT. If, for any reason, this paragraph 8(e) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of OUTFRONT or any of its affiliated companies, any documents or instruments which OUTFRONT may deem necessary or desirable to effectuate such resignation or resignations and Executive hereby authorizes the Secretary and any Assistant Secretary of OUTFRONT or any of

its affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.
(f)    Release and Compliance with Paragraph 6.

(i)
Notwithstanding any provision in this Agreement to the contrary, prior to payment by OUTFRONT of any amount or provision of any benefit pursuant to paragraph 8(c), within sixty (60) days following Executive’s termination of employment, (x) Executive shall have executed and delivered to OUTFRONT a general release in a form satisfactory to OUTFRONT and (y) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to Executive pursuant to paragraph 8(c) Executive has not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to him on the first regular payroll date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or his revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 8(c). Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which his termination occurs.

(ii)
Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 8(c) shall immediately cease, and OUTFRONT shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraph 6 hereof.

9.    Death. In the event of Executive’s death prior to the end of the Term while actively employed, Executive’s beneficiary or estate shall receive (i) Executive’s Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the EBP (i.e., based upon OUTFRONT’s achievement of its goals and OUTFRONT’s good faith estimate of Executive’s achievement of Executive’s personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year in accordance with EBP guidelines. In the event of Executive’s death after the termination of Executive’s employment while Executive is entitled to receive compensation under paragraph 8(c), Executive’s beneficiary or estate shall receive (x) any Salary payable under paragraph 8(c)(i) up to the date on which the death occurs; and (y) bonus compensation for the calendar year in which the death occurs in an amount equal to Executive’s Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, in a lump sum no later than February 28th of the following year.
10.    Equal Opportunity Employer; Employee Statement of Business Conduct. Executive acknowledges that OUTFRONT is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the OUTFRONT Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or OUTFRONT policy during the Term. Executive acknowledges that Executive has been furnished a copy of OUTFRONT’s Code of Conduct (the “Code”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the Code. Executive further represents and warrants that at all times during the Term hereof, Executive shall perform Executive’s services hereunder in full compliance with the Code and other applicable OUTFRONT policies, as may be amended from time to time, and with any revisions thereof or additions thereto.
11.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated or any other address designated in writing by either party, with a copy, in the case of OUTFRONT, to the attention of the CEO. Any notice given by registered mail shall be deemed to have been given three (3) days following such mailing.
12.    Assignment. This is an Agreement for the performance of personal services by Executive and may not be assigned by Executive or OUTFRONT except that OUTFRONT may assign this Agreement to any affiliated company of or any successor in interest to OUTFRONT or any of its affiliates.

13.    New York Law, Etc. Executive acknowledges that this Agreement has been executed, in whole or in part, in New York, and Executive’s employment duties are primarily performed in New York. Accordingly, Executive agrees that this Agreement and all matters or issues arising out of or relating to Executive’s employment with OUTFRONT shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.
14.     No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on OUTFRONT or Executive to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
15.     Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
16.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
17.    Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements and arrangements relating to Executive’s employment by OUTFRONT, a predecessor or any of its affiliated companies, whether formal or informal, written or oral, including without limitation, Executive’s letter employment agreement, dated February 17, 2014.
18.    Deductions and Withholdings, Payment of Deferred Compensation – Section 409A.
(a)    To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 18 or otherwise) shall OUTFRONT nor any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Section 409A. Neither OUTFRONT nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledge that Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(b)    Executive’s right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of OUTFRONT covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit. In addition, if any reimbursements would constitute deferred compensation for purposes of Section 409A, the amount to be reimbursed will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents and the amount eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
19.    Indemnification. OUTFRONT agrees that if Executive is made a party to, threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of OUTFRONT, or is or was serving at the written request of, or on behalf of, OUTFRONT as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of OUTFRONT or other entity, Executive shall be indemnified and held harmless by OUTFRONT to the fullest extent permitted or authorized by OUTFRONT’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though Executive has ceased to be a director, officer, member, employee, consultant or agent of OUTFRONT or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. OUTFRONT shall be responsible for reimbursing Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Executive in connection with any Proceeding within twenty (20) business days after receipt by OUTFRONT of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. Furthermore, with respect to Executive’s acts or failures to act during the Employment Term in Executive’s capacity as a director, officer, employee or agent of OUTFRONT, Executive shall be entitled to liability insurance coverage to the same extent as OUTFRONT’s other similarly-situated senior executives subject to the exclusions and limitations set forth in the policy for such coverage.
20.    Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with OUTFRONT, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (“AAA” ), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorneys’ fees, and there shall be no award of attorneys’ fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, OUTFRONT shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of Executive’s alleged violation of the terms of Section 6 of this Agreement, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
21.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
22.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of OUTFRONT and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 24, 2017.
OUTFRONT Media Inc.
By: /s/ Nancy Tostanoski___
Nancy Tostanoski
Executive Vice President
Chief Human Resources Officer

By: /s/ Richard Sauer______
Richard Sauer